As filed with the Securities and Exchange Commission on October 24, 2018

Registration Statement No. 333-216340

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-216340

UNDER

THE SECURITIES ACT OF 1933

Energy XXI Gulf Coast, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4278595
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1021 Main, Suite 2626 Houston, Texas	770002
(Address of Principal Executive Offices)	(Zip Code)

Craig L. Sanders

Chief Executive Officer

1021 Main, Suite 2626

Houston, Texas

 (Name and address of agent for service)

713-351-3001

(Telephone number, including area code, of agent for service)

Copy to:

Michael Blankenship

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

(713) 226-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (collectively, the “Registration Statement”) of Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Registrant”):

File No. 333-216340, pertaining to the registration of 9,272,285 shares of common stock, par value $0.01, of the Registrant (the “Common Stock”).

On October 18, 2018, the Registrant became an indirect wholly-owned subsidiary of MLCJR LLC, a Delaware limited liability company (“Cox”), as a result of the merger of YHIMONE, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of CEXXI, Inc., a Delaware corporation and direct wholly owned subsidiary of Cox, with and into the Registrant, with the Registrant as the surviving corporation (the “Merger”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of June 18, 2018, by and among the Registrant, Cox and Merger Sub (as amended, the “Merger Agreement”).

As a result of the Merger, Registrant has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  Accordingly, Registrant hereby terminates the effectiveness of the Registrations Statement and, in accordance with undertakings made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Registrant hereby removes from registration the securities of Registrant registered but unsold under the Registration Statement as of the date hereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 24th day of October, 2018.

ENERGY XXI GULF COAST, INC.

By:	/s/ Vincent DeVito
Vincent DeVito
EVP, General Counsel and Company Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3